Inspirato Announces Agreement to be Acquired by Exclusive Investments LLC

DENVER – December 17, 2025 – Inspirato Incorporated (“Inspirato”) (Nasdaq: ISPO), the premier luxury vacation club and property technology company, today announced that it has entered into a definitive agreement to be acquired by Exclusive Investments, LLC (“Exclusive Investments”), the parent company of Exclusive Resorts. Under the terms of the agreement, Exclusive Investments will acquire all outstanding shares of Inspirato for $4.27 per share in an all-cash transaction, valuing  Inspirato at an equity value of approximately $59 million on a fully diluted basis. The purchase price represents an approximately 50% premium to Inspirato’s closing price on December 16, 2025, the last trading day prior to the announcement of the transaction. Following the closing of the transaction, Inspirato will become a privately held company, and Inspirato’s Class A common stock will no longer be listed or traded on Nasdaq.

Inspirato's Board of Directors has unanimously approved the transaction and intends to recommend that Inspirato shareholders vote to adopt the definitive agreement at a special meeting of the shareholders. In connection with the transaction, Inspirato has entered into a voting and support agreement with Inspirato’s largest shareholder and current Chairman and CEO, Payam Zamani, who has agreed—subject to the terms of the agreement—to vote shares he controls (including through his affiliated company, One Planet Group), representing in total approximately 36% of Inspirato’s shares of Class A common stock, in favor of the transaction.

“Since I joined Inspirato a year and four months ago, our journey has been defined by the extraordinary dedication of our employees and their unwavering care for our members and this incredible brand. Following a year dedicated to stabilizing and strengthening the business, this agreement represents another positive step forward for Inspirato’s customers, employees, partners, and shareholders,” said Zamani. “This agreement represents an important step forward. It delivers immediate value to our shareholders while placing Inspirato in the hands of an owner with the resources, patience, and long-term commitment needed to honor our people, support our members, and steward this brand with care for years to come.”

The acquisition of Inspirato is expected to close in early 2026, subject to customary closing conditions, including approval by Inspirato’s shareholders. Once the transaction closes, Zamani will step down from his role as Chairman and Chief Executive Officer of Inspirato. James Henderson, CEO of The Exclusive Collective and Exclusive Resorts, will serve as interim CEO of Inspirato until a permanent successor is appointed.

“Inspirato has demonstrated resilience and relevance in a demanding market,” said Henderson. “This transaction reflects our conviction in the business and our intention to provide long-term ownership, capital stability, and operational support. We believe private ownership will allow Inspirato to focus on execution, consistency, and value creation for subscribers, partners, and employees over the long term.”

Latham & Watkins LLP served as legal counsel to Exclusive Investments LLC in connection with the transaction. Roth Capital Partners, LLC served as financial advisor and Davis Graham & Stubbs LLP served as legal advisor to Inspirato in connection with the transaction.

Important Information and Where to Find It
Inspirato will file with the SEC, and mail to its stockholders, a proxy statement in connection with the proposed transaction. This communication is not a substitute for the proxy statement or for any other document that Inspirato may file with the SEC and send to its stockholders in connection with the transaction. INSPIRATO STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED

WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by Inspirato through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation
Inspirato, The Exclusive Collective and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Inspirato is set forth in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on April 24, 2025. These documents can be obtained free of charge from the SEC website indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the transaction will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements
This communication includes certain “forward-looking statements,” including statements regarding the expected structure, timing, completion of the proposed transaction between Inspirato and The Exclusive Collective, and expected strategic and financial benefits of the transaction. Actual results may differ materially due to numerous risks and uncertainties, including but not limited to the failure to obtain necessary regulatory or stockholder approvals, the inability to satisfy other closing conditions, changes in market or business conditions, the integration of the businesses, the performance of the combined company and other factors detailed from time to time in Inspirato’s filings with the U.S. Securities and Exchange Commission (SEC), including its annual report on Form 10-K and quarterly reports on Form 10-Q. Inspirato undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by law.
About Inspirato
Inspirato (Nasdaq: ISPO) is a luxury vacation club and a property technology company that provides access to a portfolio of curated vacation options, delivered through an innovative model designed to ensure the service, certainty, and value that discerning travelers demand. The Inspirato portfolio includes exclusive luxury vacation homes, accommodations at five-star hotel and resort partners, and custom travel experiences. For more information, visit www.inspirato.com and follow @inspirato on Instagram, Facebook, X, and LinkedIn.
About Exclusive Resorts
Exclusive Resorts is the flagship brand within The Exclusive Collective and the world’s leading Members-only club dedicated to luxury travel and curated experiences. For more than two decades, Exclusive Resorts has offered its 4,000+ Members access to a $1 billion portfolio of private residences, rare journeys, and global partners—all designed to support a richer, more meaningful way of living. The Club recently expanded into branded residential real estate, extending its signature approach to ownership and hospitality into the category. Learn more at www.exclusiveresorts.com.

Contacts:

Investor Relations	Media Relations

Inspirato ir@inspirato.com	communications@inspirato.com

Exclusive Resorts ir@theexclusivecollective.com	press@theexclusivecollective.com